Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS
GOLDEN STAR REPORTS THIRD QUARTER RESULTS
Denver, Colorado, November 2, 2005: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced a net loss of $3.3 million, or $0.023 per share, on gold sales revenue of $23.2 million for the third quarter of 2005 from the operation of its two mines in Ghana, West Africa. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)
THIRD QUARTER 2005 SUMMARY
•	Golden Star reported the sale of 53,658 ounces of gold produced at the Bogoso/Prestea and Wassa mines at an average realized price of $433 per ounce.

•	Cash flow from operations for the quarter totaled $1.9 million, up from $0.8 million in the same quarter in 2004.

•	Bogoso/Prestea earned $1.7 million on the sale of 29,346 ounces of gold produced at an average cash operating cost of $280 per ounce, continuing the downward trend in costs over the past five quarters.

•	A net loss of $3.7 million was reported at Wassa on sales of 24,312 ounces of gold produced at an average cash operating cost of $460 per ounce. While cash operating costs were slightly lower than in the previous quarter, work to remedy plant-design bottle necks restricted plant throughput, which resulted in lower than expected gold output and higher cash operating costs per ounce.

•	Construction work for the Bogoso sulfide expansion project commenced in earnest mid-year following receipt of environmental permits and Board approvals in June. Work has proceeded according to plan with the concrete work benefiting from a late start to the wet season in Ghana. Stainless steel for the tanks has been procured and delivered to site and work to build the tanks has commenced. Ordering of long lead time items and detailed design is also well advanced. The construction work is currently on schedule for completion by the end of 2006 and construction costs are still expected to be within the forecast range of $115 to $125 million.

•	In late September, the Ghana Environmental Protection Agency requested the suspension of mining at our Plant-North pit at Bogoso/Prestea until a number of ongoing mitigation

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measures were completed. These measures have since been completed and the EPA has authorized the recommencement of mining in the Plant-North pit. Production continued from stockpiles held at Bogoso during the period of the suspension.

•	In late September, a pre-merger agreement was entered into with St. Jude Resources Ltd. to acquire all of the outstanding shares of St. Jude on the basis of 0.72 of a Golden Star share for each St. Jude common share. Completion of the transaction is conditional on the execution of a definitive agreement, approval of St. Jude shareholders, and the requisite regulatory and court approvals, as well as satisfaction of other customary conditions. St. Jude’s principal assets are the Hwini-Butre and Benso projects, located some 60 — 85 kilometers from our Wassa mine. St. Jude has reported that Hwini-Butre and Benso have total near-surface attributable measured and indicated mineral resources of approximately 15.1 million tonnes at an average grade of 2.71 grams per tonne.

•	During the third quarter, we purchased an additional 90,000 put options locking in an average gold floor-price of $400 per ounce. The puts have been purchased to provide down-side gold price protection for operational cash flows during the construction period of the Bogoso sulfide expansion project. Call options priced at $525 per ounce were sold to offset the cash cost of the puts. The new puts and calls expire at a rate of 5,000 ounces per month over the next 18 months.

•	In September 2005, our 57%-owned subsidiary, EURO Ressources, paid a further $3.0 million relating to the December 2004 $12.0 million purchase of Golden Star’s royalty on the Rosebel Mine in French Guiana. This leaves EURO owing Golden Star $3.0 million on the purchase price.
FINANCIAL AND OPERATIONAL SUMMARY
Third Quarter Ended September 30, 2005
During the three months ended September 30, 2005, Golden Star incurred a net loss of $3.3 million, or $0.023 per share, on revenues of $24.9 million, versus a net loss of $4.3 million or $0.030 per share, on revenues of $13.4 million during the three months ended September 30, 2004. Gold revenues were $10.9 million higher in 2005 due mostly to production from the new Wassa mine and from higher realized gold prices. Mine operating costs were $12.6 million higher in the third quarter of 2005, due mostly to production costs at the Wassa mine.
The net loss in the third quarter of 2005 was $1.0 million less than in the same quarter of 2004; however, the 2004 loss was impacted by a $3.9 million corporate development charge relating to the IAMGold acquisition effort. From an operating perspective, the current quarter was adversely impacted by operating losses at Wassa, a $0.5 million mark-to-market adjustment on derivatives and a net $0.9 million increase in interest expense primarily due to the convertible notes, partly offset by the interest on the loan to EURO Ressources.
These higher costs were partly offset by $1.7 million of operating earnings at Bogoso/Prestea. Unit costs at Bogoso/Prestea were also lower than in the same quarter of 2004, and gold prices were higher. Realized gold prices averaged $433 per ounce for the third quarter of 2005, an 8% increase from the $401 per ounce realized in the same quarter of 2004.

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Nine Months Ended September 30, 2005
During the nine months ended September 30, 2005, we incurred a net loss of $8.2 million or $0.058 per share on revenues of $67.9 million, versus net income of $2.1 million, or $0.015 per share, on revenues of $49.8 million during the first nine months of 2004. While gold revenues were $16.2 million higher than in the same period of 2004, due mostly to production from our new Wassa mine and from higher realized gold prices, operating costs were $27.0 million higher, due mostly to costs from Wassa.
The major factors contributing to the $10.2 million swing from a net income position in the first nine months of 2004 to a net loss in the first nine months of 2005 include a $4.7 million reduction in operating income at Bogoso/Prestea, a current year $6.3 million operating loss at Wassa, a $1.1 million write-off of an exploration project, $0.6 million of EURO Ressources restructuring costs, a $1.1 million mark-to-mark adjustment on derivatives and a $1.7 million increase in interest expense. These higher costs were partly offset by a $1.5 million increase in royalty income. There was also a $4.0 million reduction in corporate development charges versus the first nine months of 2004. Realized gold prices averaged $431 per ounce for the first nine months of 2005, a 7% increase from the $403 per ounce realized in the same period of 2004.

	Three months ended		Nine months ended
CONSOLIDATED	September 30		September 30
FINANCIAL RESULTS	2005	2004	2005	2004
Gold sold (oz)	53,658	30,755	146,772	116,763
Average price realized ($/oz)	433	401	431	403
Cash flow from (used in) operations ($ thousands)	1,947	829	(685)	12,978
Total revenues ($ thousands)	24,856	13,445	67,905	49,796
Net income/(loss) ($ thousands)	(3,257)	(4,258)	(8,196)	2,051
Net income/(loss) per share — basic ($)	(0.023)	(0.030)	(0.058)	0.015
Average shares outstanding (millions)	142.8	141.1	142.5	137.0
CASH AND CASH FLOW
Our cash, cash equivalents and short term investments balance stood at $43.6 million at September 30, 2005, compared with $51.7 million at the end of 2004. Operating activities consumed $0.7 million of cash during the first nine months of 2005, compared to $13.0 million of operating cash flow provided by operations in the same period of 2004. While gold revenues were higher than in the first nine months of 2004, due to higher sales volume and gold prices, higher operating costs and the cash used for increased working capital at Wassa and Bogoso/Prestea were the major factors contributing to the decrease in operating cash flow. The higher operating costs in 2005 are discussed in the Bogoso/Prestea and Wassa sections below.
Capital projects used $47.5 million of cash during the first nine months of 2005, up from $42.9 million in the same period of 2004. Completion of the Wassa plant, power-line construction at Wassa, additional mining equipment and work on the Bogoso sulfide expansion project, and exploration spending were the major areas of capital investment in the period.

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Repayments of equipment loans used $1.3 million of cash. At September 30, 2005, working capital stood at $47.6 million, versus $61.4 million at the end of 2004.
During the first nine months of 2005 we received $1.0 million of cash from Cambior Inc. as the third and final installment on its 2001 purchase of our ownership interest in the Rosebel property. Stock option and warrant exercises provided $1.2 million of cash during the first nine months of 2005, and new debt contributed $61.2 million.
On April 15, 2005, we sold $50 million of senior unsecured convertible notes maturing on April 15, 2009 to a private investment fund. The net proceeds are now being used for the sulfide expansion project at Bogoso and for general corporate purposes.
In January 2005, EURO Ressources paid $6.0 million to Golden Star as the first installment on its $12.0 million purchase price for the Rosebel royalty. In September, EURO paid a further $3.0 million to Golden Star as the second installment on its purchase of the royalty.
In April 2005, we renewed a $25 million equipment financing credit facility. The facility provides credit for a mixture of new and used mining equipment. A total of $2.2 million was drawn under this facility in the first nine months of 2005. We expect to draw down additional funding from this facility in the fourth quarter of 2005 as new mining equipment is delivered.
BOGOSO/PRESTEA
Operations at Bogoso/Prestea were profitable during the three months and nine months ended September 30, 2005, with operating earnings of $1.7 million and $5.3 million respectively.
The Bogoso plant continued to process hard transition ores and non-refractory sulfide ores from the Plant-North pit during the first nine months of 2005, resulting in lower mill throughput and lower gold recovery than in 2004 and contributing to the lower earnings and lower gold output versus 2004. We expect to process similar ores through the remainder of 2005 and into early 2006, with recovery rates, gold production and cash operating costs comparable to those in recent quarters.

	Three months ended		Nine months ended
BOGOSO/PRESTEA	September 30,		September 30,
OPERATING RESULTS	2005	2004	2005	2004
Ore mined (t)	426,617	284,910	1,350,764	972,210
Waste mined (t)	3,569,876	1,648,640	8,263,097	5,442,000
Ore milled (t)	397,815	374,114	1,167,368	1,309,839
Grade milled (g/t)	4.20	4.53	4.45	3.84
Recovery (%)	56.6	56.0	59.1	68.7
Gold sold (oz)	29,346	30,755	101,709	116,763
Cash operating cost ($/oz)(1)	280	319	287	237
Royalties ($/oz)	13	14	12	16
Total cash cost ($/oz)(1)	293	333	299	253

(1)	See note on non-GAAP financial measures below.
We expect gold production at Bogoso/Prestea of approximately 130,000 ounces in 2005 at a projected cash operating cost of about $290 per ounce.

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WASSA
Following the completion of construction and commissioning of the mine in the first quarter of 2005, Wassa commenced commercial production on April 1. The processing plant has since processed nearly 1.8 million tonnes of ore, averaging 9,708 tonnes per day, and has shipped 45,063 ounces of gold. The plant’s design capacity is 10,000 tonnes per day. Wassa generated a net loss of $6.3 million for the six months since commercial production began. Prior to the commencement of commercial production, operating costs net of revenues were capitalized.
In the third quarter, cash operating costs were $460 per ounce. The higher than planned unit costs per ounce relate to less gold being produced largely as a result of (a) lower plant throughput due to construction activity to rectify design defects in both the ore feeders and the heap leach reclaim system, and (b) lower than average grades being processed, which are representative of the near surface oxide material currently being mined. Grades are expected to increase with depth.
Our analysis of mining since April indicates that we are mining 43% more ore at a grade 13% lower than indicated by our undiluted resource model. This compares to our reserves, which are based on the assumption that there would be no increase in ore tonnage at a 5% reduction in grade relative to the undiluted resource model. Although metallurgical recovery continues to be marginally below expectations, we believe this is a function of the low grades being processed and that as the grade increases deeper in the pits the recovery will also increase.
Generally the total-cost structure at Wassa is only marginally above what we expected. In the fourth quarter we anticipate that commissioning of our own mining equipment to replace the hired equipment, in combination with increased production from higher throughput and improving grades, will reduce unit cash operating costs to expected levels.

WASSA OPERATING RESULTS	Three months ended		Nine months ended
(After April 1, 2005 start-up)	September 30		September 30
	2005	2004	2005	2004
Ore mined (t)	692,142	—	1,380,385	—
Waste mined (t)	2,430,764	—	4,416,597	—
Material processed (t)	963,007	—	1,776,631	—
Grade milled (g/t)	0.86	—	0.91	—
Recovery (%)	87.7	—	88.7	—
Gold sold (oz)	24,312	—	45,063	—
Cash operating cost ($/oz) (1)	460	—	465	—
Royalties ($/oz)	11	—	13	—
Total cash cost ($/oz)(1)	471	—	478	—

(1)	See note on non-GAAP financial measures below.
In 2005 we expect gold production at Wassa of approximately 70,000 ounces for the nine months of commercial production at an average cash operating cost of about $440 per ounce.
EXPANSION AT BOGOSO/PRESTEA
Construction for the Bogoso sulfide expansion project commenced mid-year following the receipt of environmental permits and Board approvals in June 2005. The project is designed to

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expand the existing Bogoso processing complex by adding a sulfide processing plant with a nominal capacity of 3.5 million tonnes per year of refractory sulfide ore. The sulfide plant will utilize the BIOX® bio-oxidation process.
We estimate that the total capital cost of the project, including the expansion of the mining 3.fleet, to be approximately $115 to $125 million, and we expect a 15 to 18 month construction period, ending in late 2006.
Construction work has proceeded according to plan with the concrete work benefiting from a late start to the wet season in Ghana. Stainless steel for the tanks has been procured and delivered to site and work to build the tanks has commenced. Ordering of long lead time items and detailed design is also well advanced. The project is currently on time and on budget.
The existing 1.5 million tonnes per year Bogoso oxide processing plant will be unaffected by the sulfide expansion project and will provide operating cash flow during the construction and commissioning of the expansion. With the continued availability of the Bogoso oxide plant, a decision was made in early 2005 not to proceed with development of a separate oxide ore processing facility at Bondaye, south of Prestea. Instead we intend to transport oxide ore from Bondaye, and other locations north and west of Bogoso, to the Bogoso oxide plant. Operation of the oxide and sulfide processing plants in a single centralized complex is expected to streamline the management structure and result in reduced general and administrative costs and other fixed costs which should offset the cost of transporting oxide ores.
The design and construction of the expansion project is being managed by GRD Minproc on an engineering, procurement and construction management basis. Work has proceeded under a letter of agreement entered into in February 2005, while a contract is expected to be finalized in the fourth quarter.
At year-end 2004, we had estimated proven and probable sulfide reserves at Bogoso/Prestea, based on a $360 per ounce gold price, of 21.2 million tonnes at an average grade of 2.89 grams per tonne for total contained gold of 1.97 million ounces. Following completion, gold production from the sulfide processing plant is expected to average approximately 270,000 ounces per annum and to range between 260,000 and 290,000 ounces per annum at an average cash operating cost between $250 and $270 per ounce. Commercial production is expected to be achieved in late 2006. Gold recoveries from the BIOX® process are expected to average 86% and vary between 78% and 88%.
As at December 31, 2004, we had proven and probable oxide and non-refractory reserves at Bogoso/Prestea (including Mampon), based on a $360 per ounce gold price, of approximately 10.6 million tonnes at an average grade of 2.93 grams per tonne for total contained gold of 1.01 million ounces. The oxide plant at Bogoso is expected to produce gold at its historical rate of between 100,000 and 150,000 ounces per annum at a cash operating cost between $200 and $250 per ounce.
2007 PRODUCTION AND CASH OPERATING COSTS ESTIMATES
Following the expansion at Bogoso/Prestea and assuming a full year of production from the Bogoso sulfide plant in 2007, we expect Golden Star’s production to increase to in-excess of 500,000 ounces in 2007:

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Plant/Mine	2007 Estimated Production and Costs
Bogoso/Prestea Oxide	+100,000 ounces at about $250 per ounce
Bogoso/Prestea Sulfide	+260,000 ounces at about $270 per ounce
Total Bogoso/Prestea	+360,000 ounces at about $270 per ounce
Wassa	+140,000 ounces at about $220 per ounce
Total Company	+500,000 ounces at about $260 per ounce
Note: No allowance has been made for the potential impact of the St. Jude acquisition on estimated Wassa gold production and costs.
ILLEGAL MINING AT PRESTEA
In February 2005, the Ghana Government, with the support of the Chamber of Mines and other stakeholders, resolved that illegal mining would not be tolerated and accordingly notice was given by the government to illegal miners nationwide that they were to cease all illegal mining operations. In particular, the government singled out illegal miners who were operating on our Bogoso/Prestea property and it has undertaken to use its security agencies to remove them if they do not voluntarily depart. The notice given to the illegal miners has expired and we expect that the government will undertake appropriate steps to resolve the situation.
The Ghana Minister for Lands, Forestry and Mines has commenced an initiative to simplify the process for persons to become legitimate small-scale miners and to identify suitable areas for legitimate small-scale mining. Several areas outside our property holdings have been designated by the Ghana Minerals Commission for such purposes. The Ghana Government and its agencies have also carried out educational programs for the illegal miners and the nearby communities relating to the negative social, health and environmental impacts of illegal mining. The program also makes illegal miners aware of the government’s small-scale mining initiative and educates them on environmental and safety issues.
We are working closely with the government security agencies to reduce tensions in the area relating to illegal mining activities. Unfortunately, the actions proposed by the Ghana Government so far have caused unrest in the community at Prestea. This has resulted in a number of protests and demonstrations during which violence has been threatened and illegal miners have entered our pits, damaging property and stealing ore.
Due to security concerns and Golden Star’s policy of avoiding confrontation, we have restricted our access to many of the areas of illegal mining on our property. As a result we have not been able to update estimates made in the fourth quarter of 2004 of the amount of gold illegally removed from our property. In addition, we have not been able to carry out a comprehensive survey of the environmental damage caused by the illegal mining.
TEMPORARY SUSPENSION OF MINING AT PLANT-NORTH PIT
In late September, the Ghana Environmental Protection Agency requested the suspension of mining at our Plant-North pit at Bogoso/Prestea until the following outstanding mitigation measures were completed:

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•	relocation of the Prestea police to a new police station which had already been built by Golden Star to replace the existing police station;

•	erection of a fence around parts of the Plant-North pit;

•	construction of a bypass road to divert traffic away from the southern end of the pit; and

•	sensitization of the communities and vendors adjacent to the pit development.
The mitigation measures were completed by October 15, 2005 and we have now received notification from the EPA that the mining suspension has been lifted. We expect to recommence mining this week.
During the mining suspension at the Plant-North pit, processing operations continued at Bogoso using stockpiled ore. Wassa operations and the sulfide expansion project at the Bogoso processing facility were not affected.
ACQUISITION OF ST. JUDE RESOURCES
In late September a pre-merger agreement was entered into with St. Jude Resources Ltd. to acquire all of the outstanding shares of St. Jude on the basis of 0.72 of a Golden Star share for each St. Jude common share. Outstanding St. Jude options and warrants will be exchanged for Golden Star options and warrants on a proportionate basis. Completion of the transaction is conditional on the execution of a definitive agreement, approval of St. Jude shareholders, and the requisite regulatory and court approvals, as well as satisfaction of other customary conditions.
The share exchange rate is equivalent to a purchase price of Cdn$3.10 per St. Jude share, based on the closing price of Golden Star’s stock on the day before the transaction was announced. The exchange represented a 38% premium to the St. Jude shareholders. Upon completion of the transaction, St. Jude shareholders will own approximately 19% of Golden Star, on a fully diluted basis.
St. Jude’s assets are the Hwini-Butre and South Benso Projects at the south-eastern end of the Ashanti Goldbelt Region in Ghana, the Goulagou and Rounga properties in Burkina Faso, the Deba and Tialkam Projects in Niger and the Shieni Hills Project in Ghana. St. Jude has publicly reported that Hwini-Butre and Benso have total near surface attributable measured and indicated mineral resources of approximately 15.1 million tonnes at an average grade of 2.71 grams per tonne. These surface deposits are within 60 to 85 kilometers trucking distance of the Wassa processing facility.
EXPLORATION
We spent $10.8 million on exploration activities in Ghana during the first nine months of 2005, including $2.0 million at Wassa, $2.5 million at the Prestea Underground, $3.9 million on sulfide targets at Bogoso/Prestea and $2.4 million on exploration projects outside the immediate Bogoso/Prestea and Wassa areas. In addition we spent $1.3 million in South America and $1.8 million in other areas of Africa outside of Ghana, bringing total September 2005 year to date exploration spending to $13.9 million. Exploration costs in 2006 are expected to be lower because the intensive drilling programs at Bogoso/Prestea to convert sulfide resources to reserves will be reduced.

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Ghana Projects
Drilling at Bogoso beneath the Chujah and Dumase inferred-resource pits intersected mineralized zones of economic thickness and size which should ultimately increase the size of the planned pits. Further drilling in these areas was conducted in the third quarter 2005 to confirm the continuity of the mineralization and results are pending. In-fill drilling in these pits has confirmed the previously interpreted grades and thicknesses enabling the upgrade of the inferred resources to indicated resources and indicating the likely conversion to reserves to be included in the year-end 2005 resource statements.
Drilling of deeper targets at Prestea beneath and to the south of the Plant-North open pit has confirmed there are zones with grades and widths which could possibly be exploited by underground mining. Further drilling and engineering studies, which are ongoing, are needed to determine their economic viability.
At the inactive Prestea Underground mine, pumping has been upgraded and we are making good progress dewatering the lower levels, which will allow us to commence deeper drilling.
On the Dunkwa concession north of Bogoso, exploration involved drilling of the Aniamote prospect, deeper drilling of the down-plunge extensions of the high-grade Mampon mineralization, and geological modeling and preliminary resource estimation of the Mampon open pit mineralization. Evaluation of the drilling results will continue into the fourth quarter, and updated resource estimates will be included in the 2005 year-end resource statements. Metallurgical samples shipped in the third quarter are currently being analyzed.
The initial resource drilling program at the Pampe and Riyadh concessions on the Akropong trend to the west of Bogoso was completed in the third quarter. Geological interpretations and grade estimations have been initiated. Results from the first resource estimation will form the basis for our feasibility study for treating this mineralization through our Bogoso processing plant from 2006. A second phase of drilling has been planned and is expected to be used to update the resource estimates in the first quarter of 2006.
The exploration effort at Wassa during the third quarter concentrated on testing the southern extensions of the South Akyempim deposit. Reverse circulation drilling on 100-meter intervals intersected encouraging zones of mineralization averaging 18 meters true width and grading approximately 2.4 g/t gold. Drilling is continuing in the fourth quarter.
Two of our reconnaissance license applications were approved by the Ghana Minerals Commission: the Adubrim and Breman Asikuma reconnaissance licenses, totaling approximately 85 and 4,000 square kilometers respectively to the south and southeast of our mines. Reconnaissance work on these concessions is ongoing and should be completed in early 2006.
Other African Projects
We hold an approximate 10% interest in Moto Goldmines Limited which controls the approximate 4,700 square kilometer Moto concessions located in the northeast of the Democratic Republic of Congo. This area has seen historical production in excess of 11 million ounces. Moto’s recent drilling program confirmed and expanded the gold resource around the areas previously mined. Based upon this work, Moto’s independent resource consultants have reported estimated total near-surface resources of 65.8 million tonnes at an average grade of 2.9 g/t for a total of 6.1 million ounces of gold.

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In Sierra Leone, a regional soil sampling program designed to identify new targets on the three Mano River joint-venture project areas was completed in the second quarter and samples were dispatched for assay. Final assay results were received near the end of the third quarter and are still being assessed. It has been agreed with our joint venture partner, Mano River Resources Inc. that the earn-in period will be extended by 12 months.
Work conducted at Afema in Cote d’Ivoire during the third quarter included an intensive soil sampling program, focusing on the Bibiani-Chirano-Afema structural corridor where it cuts through the Afema property. Over 12,000 samples were collected and analyzed for gold and other elements. Results are still being assessed, though it is evident that significant gold and indicator-element anomalies are present along this structure. The option period on the Afema project has been extended by six months.
South American Projects
A further analysis of the drill results from the Saramacca property in Suriname was carried out during the third quarter and various options for future work on the property are being considered.
At Bon Espoir in French Guiana, a soil sampling program was completed during July. The assay results have identified zones of anomalous low-level gold and indicator-element arsenic along the main structural break that hosts the Wayamaga prospect, drilled by previous owners. Options for future work on the property are being considered.
SUMMARY FINANCIAL STATEMENTS
The following information is summarized from Golden Star’s unaudited consolidated financial statements and notes thereto, prepared in accordance with Canadian GAAP, in our Form 10-Q, which we intend to file with the SEC today.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	September 30,	December 31,
	2005	2004
Cash	$23,897	$12,877
Short term investments	19,750	40,145
Other current assets	40,145	25,824
Property, plant and equipment	75,096	28,653
Deferred exploration	10,151	7,452
Mining properties	118,160	74,197
Mine construction in progress	20,300	51,159
Other assets	16,557	11,853

Total assets	$324,056	$252,160

Current liabilities	$36,232	$17,480
Long term debt	55,214	1,707
Asset retirement obligations and other liabilities	11,042	8,660
Minority interest	6,868	6,353
Shareholders’ equity	214,700	217,960

Total liabilities and shareholders’ equity	$324,056	$252,160

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Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	For the nine months ended
	September 30,
	2005	2004
Total revenues	$67,905	$49,796
Mining operations expense	52,026	29,551
Depreciation, depletion and amortization	11,092	6,573
General and administrative expenses, including option expense	6,504	5,476
Mark-to-market adjustments, interest, foreign exchange loss	3,497	252
Other expenses	2,020	4,869

Net income (loss) before minority interest	(7,234)	3,075
Minority interest	(516)	(1,024)

Net income (loss) before tax	(7,750)	2,051
Income tax expense	(446)	—

Net income (loss) before income tax	$(8,196)	$2,051

Earnings (loss) per share — basic	$(0.058)	$0.015
Earnings (loss) per share — diluted	$(0.058)	$0.014
Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the nine months ended
	September 30,
	2005	2004
Cash provided by (used in) operations	$(685)	$12,978
Cash used in investing activities	(47,534)	(42,899)
Cash provided by financing activities	59,239	15,436

Increase (decrease) in cash and cash equivalents	11,020	(14,485)

Cash and cash equivalents at end of period	$23,897	$75,485
COMPANY PROFILE
Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Production is expected to increase to over 500,000 ounces in 2007, compared to expected production of approximately 200,000 ounces in 2005. Golden Star has approximately 142.9 million common shares outstanding.
Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the United States’ Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, anticipated financing, expansion plans for Bogoso/Prestea, construction cost estimates, construction completion dates, equipment requirements and acquisitions, production, production commencement dates, cash operating costs, grade, processing capacity, recoveries, anticipated hedging activities, timing of the execution of a definitive agreement with St. Jude, anticipated actions of the Ghana Government with respect to illegal miners at Bogoso/Prestea, results of feasibility and technical studies, development, costs, expenditures, and exploration activities and expenditures. Factors that could cause actual results to differ materially

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include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting Golden Star will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2004. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.
Non-GAAP Financial Measures: In this news release, the terms “total cash cost” and “cash operating cost” are used on a per ounce of gold basis. Total cash cost per ounce is equivalent to mining operations expenses for the period divided by the number of ounces of gold shipped during the period. Cash operating cost per ounce is equivalent to total cash cost per ounce, less production royalties and taxes. We have included cash operating cost information to provide purchasers with information about the cost structure of our mining operations. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.
Cautionary Note to United States Investors Regarding Estimates of Measured, Indicated and Inferred Resources: This news release uses the terms measured, indicated and inferred resources. United States investors are advised that while such terms are recognized and required by Canadian regulators, the SEC does not recognize them. Inferred resources have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. Under certain non U.S. rules, estimates of Inferred Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated resources will ever be converted in to reserves. United States investors are also cautioned not assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable.
This news release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Golden Star or St. Jude, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Golden Star common shares to be issued in the transaction have not been and will not be registered under the United States Securities Act of 1933 as amended (the “U.S. Securities Act”), or any securities laws and may not be offered or sold in the United States except in certain transactions exempt from the registration requirements of the U.S. Securities Act and applicable state securities laws.
For further information, please contact:

GOLDEN STAR RESOURCES LTD. Peter Bradford, President and CEO Allan Marter, Chief Financial Officer	+1 800 553 8436 +1 303 894 4613 +1 303 894 4631

Golden Star Resources Ltd.	PR05-32 Page 12 of 12